Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-287226, 333-289429, 333-286198, 333-286202, 333-251990, 333-264714, 333-276880, 333-293286, and 333-294414) on Form F-3 and (Nos. 333-258543 and 333-291732) on Form S-8 of our report dated April 30, 2024, with respect to the consolidated financial statements of Fusion Fuel Green plc.

/s/ KPMG

Dublin, Ireland

May 7, 2026